Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Interim Chief Executive Officer, President and Chief Financial Officer
(214) 741-7744
David.O’Reilly@howardhughes.com

The Howard Hughes Corporation® Reports Third Quarter 2020 Results
Robust new home sales growth throughout MPCs, positive momentum and strong collections among Operating Assets, and a successful $750 million bond offering highlight a strong third quarter

The Woodlands, TX, November 5, 2020 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) announced today operating results for the third quarter ended September 30, 2020. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

“While the impact of COVID-19 affected all of our business segments in the first half of the year, we saw notable performance improvements and significant sales momentum during the third quarter,” said David O’Reilly, Interim Chief Executive Officer; President and Chief Financial Officer.

“While third quarter land sales were lower compared to the third quarter of 2019 as a result of timing related to superpad sales in Summerlin, we did experience positive growth in new home sales throughout our regions. Growth in new home sales, a leading indicator for future land sales, continued to expand in our master planned communities (MPCs) as The Woodlands Hills, Bridgeland and Summerlin all saw greater new home sales compared to the third quarter of 2019 with increases of 185%, 32% and 27%, respectively. We believe that this continued new home sales growth is a result of buyers relocating outside of densely populated cities, seeking walkable communities in natural settings with expansive open green space and sought-after urban amenities. If this trend continues, it will offer us further development opportunities in addition to land sales.

“Our retail collections improved to 66% during the third quarter. In addition, occupancy rates remained above 90% for the majority of our stabilized retail assets as a result of our year-to-date retail leasing activity where we have executed 45 new leases for 148,000 square feet and have executed lease renewals for 50 existing tenants representing 143,000 square feet. Notably, our hotels generated positive NOI during the quarter as occupancy levels continue to rise since the second quarter, with guests ranging from weekend vacationers and business travelers to Major League Baseball teams. Further, our office and multi-family properties maintained strong collections at 97.3% and 98.5%, respectively. Even in the midst of the pandemic, our new multi-family developments are leasing up ahead of projections, due to their high-quality amenities and superior locations within our MPCs.

“We completed construction on our 77% leased, Class-AAA office tower, 110 North Wacker, in September. In connection with the deconsolidation of this asset upon completion of construction, we reported a gain of $267.5 million which reflects our proportionate share of this investment’s fair market value. While this gain will not be reflected in our cash balance until the building’s ultimate sale, we believe this amount accurately reflects the inherent value created through the development of this project and the value that will ultimately be realized by HHC shareholders.

“Condo sales in Ward Village continued to progress throughout the quarter with 24 homes sold, almost exclusively through a digital homebuyer experience. Our future revenue associated with all of our contracted units is $1.5 billion which is a testament to the community we have built in Hawai’i. The latest tower in pre-development, Victoria Place, is now 71% pre-sold and our other two towers under construction, ‘A‘ali‘i and Kô‘ula, sold 5 and 6 units during the quarter and are well sold at 85% and 77%, respectively.

“At the Seaport, we were able to reopen many of the restaurants on a limited basis during the quarter. We also resumed construction on the Tin Building for the Jean-Georges Food Hall and launched our new concept The Greens on Pier 17’s rooftop, where guests can reserve their own socially distanced, mini-lawn space overlooking the Brooklyn Bridge and Lower Manhattan waterfront. The Greens was sold out each day this summer and had a 20-thousand-person waitlist which reinforces our view that the Seaport’s location and outdoor space is incredibly valuable. This activation was key to retaining the majority of our sponsorship income that would have been lost due to the postponement of the summer concert series.

“During the quarter, we executed on a $750 million bond offering and used the proceeds, along with cash on hand, to pay down $808 million of asset-level debt. The bond offering increased our book value of unencumbered assets by over $1 billion, further diversified our funding sources, and extended our overall maturity profile.

“We continue to make progress on our Transformation Plan. Our corporate-overhead cost reduction initiatives are substantially complete, and we continue to pursue the sale of our non-core assets, committed to achieving the maximum value for these dispositions and having the luxury of patience given our current liquidity position. We have resumed modest investment in pre-development work as our regional leaders continue to seek out the best opportunities across multiple asset types to deploy capital at outsized risk-adjusted returns.

“While we continue to feel the impacts of COVID-19, it is encouraging to see the strength in new home sales in our MPCs, the momentum in condo sales at Ward Village, and the improvements within our Operating Assets and the Seaport. We believe our high-quality assets and strategically located master planned communities put The Howard Hughes Corporation in an excellent position to thrive in a post-COVID environment.”

Third Quarter 2020 Highlights

–
Net income attributable to common stockholders increased to income of $139.7 million, or $2.51 per diluted share, for the three months ended September 30, 2020, compared to income of $29.8 million, or $0.69 per diluted share, for the three months ended September 30, 2019, primarily due to the $267.5 million gain on the deconsolidation of 110 North Wacker, partially offset by lower land sales revenues due to superpad sales in Summerlin in 2019 that did not recur in 2020, decreased revenues from declines in occupancy at our recently reopened hospitality properties and cancellation of the Las Vegas Aviators 2020 baseball season as a result of the COVID-19 pandemic, and a decrease resulting from a $24.2 million gain on the sale of the Cottonwood Mall during the three months ended September 30, 2019.

–	We continue to maintain a strong liquidity position with $857.4 million cash as of September 30, 2020.

–
On August 18, 2020, the Company issued $750 million in 5.375% senior notes due August 2028. These senior notes will be unsecured senior obligations of the Company and will be guaranteed by certain subsidiaries of the Company. The Company used the net proceeds from this issuance, together with cash on hand, for the repayment of existing indebtedness of approximately $807.9 million.

–
For the three months ended September 30, 2020, we collected 97.3% of our office portfolio billings, 98.5% of our multi-family portfolio billings and 96.2% of our other portfolio billings. As several of our tenants have resumed operations with phased reopenings, collections of our retail portfolio billings have increased from 49.7% for the three months ended June 2020 to 65.7% for three months ended September 30, 2020.

–
MPC segment earnings before tax (“EBT”) decreased by $25.5 million to $36.6 million for the three months ended September 30, 2020, compared to the three months ended September 30, 2019, primarily due to lower land sales revenues primarily driven by reductions in acres sold at Summerlin due to the timing of superpad sales and lower earnings at The Summit. Bridgeland price per acre increased 8.3% with acres sold remaining consistent with results in the third quarter of 2019. The Woodlands Hills’ price per acre increased 9.6% coupled with a 103.6% increase in acres sold due to a higher volume and change in product type of lots sold in the third quarter of 2020, compared to the same period in 2019.

–
Total Net operating income (“NOI”)(1) from the Operating Assets segment, including our share of NOI from equity investments, decreased by 30.7% to $38.2 million for the three months ended September 30, 2020, compared to $55.2 million for the prior year period. The decrease in NOI was primarily due to rent deferrals and collection reserves related to our retail properties, declines in occupancy at our recently reopened hospitality properties and cancellation of the Las Vegas Aviators 2020 baseball season, all as a result of the COVID-19 pandemic.

–
Progressed public pre-sales of our newest project at Ward Village®, Victoria Place®, where as of September 30, 2020, we have executed contracts for 249 condominium units, or 71.3% of total units. Across all of Ward Village®, potential future revenue associated with total contracted units is $1.50 billion.

–
Seaport District NOI decreased $3.2 million to a loss of $6.1 million for the three months ended September 30, 2020, compared to the prior year period, primarily due to business closures and cancellation of events related to the COVID-19 pandemic. Multiple changes were made at the Seaport as a result of COVID-19 including expanded outdoor seating at our restaurants, updates to the Tin Building’s e-commerce strategy to include grocery and restaurant delivery and the launch of The Greens, which replaced the canceled summer concert series.

We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Nine Months Ended September 30, 2020				Three Months Ended September 30,
$ in thousands	2020	2019	Change	% Change	2020	2019	Change	% Change
Operating Assets NOI (1)
Office	$86,098	$61,918	$24,180	39.1%	$23,857	$22,996	$861	4%
Retail	30,021	47,188	(17,167)	(36.4)%	6,932	15,683	(8,751)	(56)%
Multi-family	12,286	14,503	(2,217)	(15.3)%	3,924	5,317	(1,393)	(26)%
Hospitality	3,163	23,419	(20,256)	(86.5)%	626	7,231	(6,605)	(91)%
Other	1,257	11,153	(9,896)	(88.7)%	583	1,896	(1,313)	(69)%
Company's share NOI (a)	10,112	8,820	1,292	14.6%	2,315	2,043	272	13%
Total Operating Assets NOI (b)	$142,937	$167,001	$(24,064)	(14.4)%	$38,237	$55,166	$(16,929)	(31)%

Projected stabilized NOI Operating Assets ($ in millions)	$362.3	$323.1	$39.2	12.1%

MPC
Acres Sold - Residential	218	337	(119)	(35.4)%	70	147	(77)	(53)%
Acres Sold - Commercial	17	—	17	—%	1	—	1	100%
Price Per Acre - Residential	$541	$543	$(2)	(0.3)%	$445	$574	$(129)	(22)%
Price Per Acre - Commercial	$131	$—	$131	—%	$—	$—	$—	100%
MPC EBT	$122,929	$149,868	$(26,939)	(18.0)%	$36,621	$62,109	$(25,488)	(41)%

Seaport District NOI (1)
Historic District & Pier 17 - Landlord	$(5,494)	$(5,156)	$(338)	(6.6)%	$(2,022)	$(2,150)	$128	6%
Multi-family	260	303	(43)	(14.2)%	46	112	(66)	(59)%
Hospitality	(12)	41	(53)	(129)%	—	—	—	100%
Historic District & Pier 17 - Managed Businesses	(4,993)	(4,420)	(573)	(13.0)%	(1,657)	(879)	(778)	(89)%
Events, Sponsorships & Catering Business	(3,190)	(536)	(2,654)	(495.1)%	(2,466)	25	(2,491)	9,964%
Company's share NOI (a)	(787)	(385)	(402)	(104.4)%	(106)	(148)	42	28%
Total Seaport District NOI	$(14,216)	$(10,153)	$(4,063)	40.0%	$(6,205)	$(3,040)	$(3,165)	104%

Strategic Developments
Condominium units contracted to sell (c)	27	82	(55)	(67.1)%	11	55	(44)	(80)%

(a)	Includes Company’s share of NOI from non-consolidated assets

(b)	Excludes properties sold or in redevelopment

(c)	Includes units at our buildings that are open or under construction as of September 30, 2020. Excludes two purchaser defaults at Kō'ula in the second quarter of 2020.

Financial Data

(1)
See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport District in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawai‘i. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s third quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the November 6, 2020 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

The Howard Hughes Corporation will host its investor conference call on Friday, November 6, 2020, at 9:00 a.m Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss third quarter 2020 results. To participate, please dial 1-877-883-0383 within the U.S., 1-877-885-0477 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 0985696 as the passcode. In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission (the “SEC”). In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

–	projected impact of COVID-19, including the recent surge of COVID-19 cases in regions where we operate, on our business

–	expected impact of numerous governmental restrictions and other orders instituted in response to the COVID-19 pandemic on our business

–
announcement of certain changes, which we refer to as our “Transformation Plan”, including new executive leadership, reduction in our overhead expenses, the proposed sale of our non-core assets and accelerated growth in our core MPC assets

–	expected performance of our stabilized, income-producing properties and the performance and stabilization timing of properties that we have recently placed into service or are under construction

–	capital required for our operations and development opportunities for the properties in our Operating Assets, Seaport District and Strategic Developments segments

–	expected commencement and completion for property developments and timing of sales or rentals of certain properties

–	expected performance of each business segment

–	forecasts of economic performance

–	future liquidity, finance opportunities, development opportunities, development spending and management plans

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained on our Investor relations website at www.investor.howardhughes.com. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations, plans, objectives, future performance or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report or other SEC filings that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is Net operating income (“NOI”). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Nine Months Ended September 30,		Three Months Ended September 30,
thousands, except per share amounts	2020	2019	2020	2019
REVENUES
Condominium rights and unit sales	$185	$443,931	$142	$9,999
Master Planned Communities land sales	136,053	177,001	39,248	77,368
Rental revenue	241,522	206,168	70,072	70,344
Other land, rental and property revenues	82,092	165,054	35,748	63,801
Builder price participation	25,936	24,224	9,230	9,660
Total revenues	485,788	1,016,378	154,440	231,172

EXPENSES
Condominium rights and unit cost of sales	105,336	365,324	1,087	7,010
Master Planned Communities cost of sales	58,560	78,128	15,899	33,304
Operating costs	168,763	221,529	58,272	81,222
Rental property real estate taxes	44,225	28,585	15,448	9,080
Provision for (recovery of) doubtful accounts	4,954	(195)	1,387	(107)
Demolition costs	—	737	—	138
Development-related marketing costs	6,541	16,874	1,912	5,341
General and administrative	84,755	92,322	23,441	33,990
Depreciation and amortization	160,995	115,142	52,395	40,093
Total expenses	634,129	918,446	169,841	210,071

OTHER
Provision for impairment	(48,738)	—	—	—
Gain (loss) on sale or disposal of real estate and other assets, net	46,232	24,051	108	24,201
Other (loss) income, net	(793)	11,798	1,284	1,337
Total other	(3,299)	35,849	1,392	25,538

Operating income (loss)	(151,640)	133,781	(14,009)	46,639

Selling profit from sales-type leases	—	13,537	—	13,537
Interest income	1,908	7,696	358	2,872
Interest expense	(98,717)	(76,358)	(31,872)	(28,829)
Gain (loss) on extinguishment of debt	(13,166)	—	(13,166)	—
Equity in earnings (losses) from real estate and other affiliates	269,635	20,847	266,838	4,542
Income (loss) before taxes	8,020	99,503	208,149	38,761
Provision (benefit) for income taxes	3,203	24,207	44,147	8,718
Net income (loss)	4,817	75,296	164,002	30,043
Net (income) loss attributable to noncontrolling interests	(24,325)	(240)	(24,292)	(285)
Net income (loss) attributable to common stockholders	$(19,508)	$75,056	$139,710	$29,758

Basic income (loss) per share	$(0.38)	$1.74	$2.52	$0.69
Diluted income (loss) per share	$(0.38)	$1.73	$2.51	$0.69

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	September 30,	December 31,
thousands except par values and share amounts	2020	2019
ASSETS
Investment in real estate:
Master Planned Communities assets	$1,693,478	$1,655,674
Buildings and equipment	4,069,640	3,813,595
Less: accumulated depreciation	(600,211)	(507,933)
Land	361,418	353,022
Developments	1,110,101	1,445,997
Net property and equipment	6,634,426	6,760,355
Investment in real estate and other affiliates	389,882	121,757
Net investment in real estate	7,024,308	6,882,112
Net investment in lease receivable	2,928	79,166
Cash and cash equivalents	857,390	422,857
Restricted cash	233,111	197,278
Accounts receivable, net	10,087	12,279
Municipal Utility District receivables, net	331,451	280,742
Notes receivable, net	52,136	36,379
Deferred expenses, net	112,503	133,182
Operating lease right-of-use assets, net	57,087	69,398
Prepaid expenses and other assets, net	360,244	300,373
Total assets	$9,041,245	$8,413,766

LIABILITIES
Mortgages, notes and loans payable, net	$4,219,334	$4,096,470
Operating lease obligations	69,246	70,413
Deferred tax liabilities	178,433	180,748
Accounts payable and accrued expenses	830,209	733,147
Total liabilities	5,297,222	5,080,778

Redeemable noncontrolling interest	30,361	—

EQUITY
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 55,974,883 issued and 54,921,748 outstanding as of September 30, 2020, and 150,000,000 shares authorized, 43,635,893 shares issued and 42,585,633 outstanding as of December 31, 2019	561	437
Additional paid-in capital	3,942,173	3,343,983
Accumulated deficit	(65,910)	(46,385)
Accumulated other comprehensive loss	(42,831)	(29,372)
Treasury stock, at cost, 1,053,135 shares as of September 30, 2020, and 1,050,260 shares as of December 31, 2019	(120,706)	(120,530)
Total stockholders' equity	3,713,287	3,148,133
Noncontrolling interests	375	184,855
Total equity	3,713,662	3,332,988
Total liabilities and equity	$9,041,245	$8,413,766

Appendix - Reconciliation of Non-GAAP Measures

For the Nine and Three Months Ended September 30, 2020 and 2019

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments, Operating Assets, Master Planned Communities (“MPC”), Seaport District and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (“EBT”). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Nine Months Ended September 30,			Three Months Ended September 30,
thousands	2020	2019	$ Change	2020	2019	$ Change
Operating Assets Segment EBT
Total revenues (a)	$280,201	$305,395	$(25,194)	$81,667	$104,223	$(22,556)
Total operating expenses (b)	(142,052)	(139,589)	(2,463)	(47,590)	(47,950)	360
Segment operating income (loss)	138,149	165,806	(27,657)	34,077	56,273	(22,196)
Depreciation and amortization	(115,479)	(84,890)	(30,589)	(41,395)	(28,844)	(12,551)
Interest expense, net	(70,341)	(60,695)	(9,646)	(21,045)	(21,645)	600
Other income (loss), net	150	1,186	(1,036)	(17)	63	(80)
Equity in earnings (losses) from real estate and other affiliates	5,831	3,195	2,636	962	441	521
Gain (loss) on sale or disposal of real estate	38,232	—	38,232	108	—	108
Gain (loss) on extinguishment of debt	(1,521)	—	(1,521)	(1,521)	—	(1,521)
Selling profit from sales-type leases	—	13,537	(13,537)	—	13,537	(13,537)
Provision for impairment	(48,738)	—	(48,738)	—	—	—
Segment EBT	(53,717)	38,139	(91,856)	(28,831)	19,825	(48,656)

MPC Segment EBT
Total revenues	171,517	216,042	(44,525)	52,158	92,287	(40,129)
Total operating expenses	(78,751)	(109,676)	30,925	(23,059)	(43,697)	20,638
Segment operating income (loss)	92,766	106,366	(13,600)	29,099	48,590	(19,491)
Depreciation and amortization	(273)	(334)	61	(91)	(88)	(3)
Interest income, net	26,033	24,376	1,657	9,176	8,550	626
Other income (loss), net	—	601	(601)	—	534	(534)
Equity in earnings (losses) from real estate and other affiliates	4,403	18,859	(14,456)	(1,563)	4,523	(6,086)
Segment EBT	122,929	149,868	(26,939)	36,621	62,109	(25,488)

Seaport District Segment EBT
Total revenues	16,170	43,051	(26,881)	4,204	23,130	(18,926)
Total operating expenses	(34,297)	(59,735)	25,438	(11,522)	(27,330)	15,808
Segment operating income (loss)	(18,127)	(16,684)	(1,443)	(7,318)	(4,200)	(3,118)
Depreciation and amortization	(34,825)	(19,713)	(15,112)	(7,174)	(6,767)	(407)
Interest expense, net	(12,490)	(8,440)	(4,050)	(2,811)	(4,984)	2,173
Other income (loss), net	(2,187)	(147)	(2,040)	1,590	—	1,590
Equity in earnings (losses) from real estate and other affiliates	(8,964)	(1,788)	(7,176)	(288)	(705)	417
Gain (loss) on sale or disposal of real estate	—	(6)	6	—	—	—
Gain (loss) on extinguishment of debt	(11,645)	—	(11,645)	(11,645)	—	(11,645)
Segment EBT	(88,238)	(46,778)	(41,460)	(27,646)	(16,656)	(10,990)

	Nine Months Ended September 30,			Three Months Ended September 30,
thousands	2020	2019	$ Change	2020	2019	$ Change
Strategic Developments Segment EBT
Total revenues	$17,749	$451,873	$(434,124)	$16,365	$11,515	$4,850
Total operating expenses	(126,738)	(382,341)	255,603	(9,922)	(11,327)	1,405
Segment operating (loss) income	(108,989)	69,532	(178,521)	6,443	188	6,255
Depreciation and amortization	(5,054)	(4,386)	(668)	(1,643)	(2,070)	427
Interest income, net	4,909	9,499	(4,590)	1,921	3,002	(1,081)
Other income (loss), net	1,427	664	763	134	354	(220)
Equity in earnings (losses) from real estate and other affiliates	268,365	581	267,784	267,727	283	267,444
Gain (loss) on sale or disposal of real estate, net	8,000	24,057	(16,057)	—	24,201	(24,201)
Segment EBT	168,658	99,947	68,711	274,582	25,958	248,624

Consolidated Segment EBT
Total revenues	485,637	1,016,361	(530,724)	154,394	231,155	(76,761)
Total operating expenses	(381,838)	(691,341)	309,503	(92,093)	(130,304)	38,211
Segment operating income (loss)	103,799	325,020	(221,221)	62,301	100,851	(38,550)
Depreciation and amortization	(155,631)	(109,323)	(46,308)	(50,303)	(37,769)	(12,534)
Interest expense, net	(51,889)	(35,260)	(16,629)	(12,759)	(15,077)	2,318
Other (loss) income, net	(610)	2,304	(2,914)	1,707	951	756
Equity in earnings (losses) from real estate and other affiliates	269,635	20,847	248,788	266,838	4,542	262,296
Gain (loss) on sale or disposal of real estate, net	46,232	24,051	22,181	108	24,201	(24,093)
Gain (loss) on extinguishment of debt	(13,166)	—	(13,166)	(13,166)	—	(13,166)
Selling profit from sales-type leases	—	13,537	(13,537)	—	13,537	(13,537)
Provision for impairment	(48,738)	—	(48,738)	—	—	—
Consolidated segment EBT	149,632	241,176	(91,544)	254,726	91,236	163,490

Corporate income, expenses and other items	(144,815)	(165,880)	21,065	(90,724)	(61,193)	(29,531)
Net income (loss)	4,817	75,296	(70,479)	164,002	30,043	133,959
Net (income) loss attributable to noncontrolling interests	(24,325)	(240)	(24,085)	(24,292)	(285)	(24,007)
Net income (loss) attributable to common stockholders	$(19,508)	$75,056	$(94,564)	$139,710	$29,758	$109,952

(a)
Total revenues includes hospitality revenues of $27.9 million for the nine months ended September 30, 2020, $68.5 million for the nine months ended September 30, 2019, $8.1 million for the three months ended September 30, 2020, and $20.0 million for the three months ended September 30, 2019.

(b)
Total operating expenses includes hospitality operating costs of $24.8 million for the nine months ended September 30, 2020, $46.3 million for the nine months ended September 30, 2019, $7.6 million for the three months ended September 30, 2020 and $14.1 million for the three months ended September 30, 2019.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport District portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other (loss) income; amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport District assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport District has been presented in the tables below.

	Nine Months Ended September 30,		Three Months Ended September 30,
	(Unaudited)		(Unaudited)
thousands	2020	2019	2020	2019
Total Operating Assets segment EBT (a)	$(53,717)	$38,139	$(28,831)	$19,825

Add back:
Depreciation and amortization	115,479	84,890	41,395	28,844
Interest expense, net	70,341	60,695	21,045	21,645
Equity in (earnings) losses from real estate and other affiliates	(5,831)	(3,195)	(962)	(441)
(Gain) loss on sale or disposal of real estate and other assets, net	(38,232)	—	(108)	—
(Gain) loss on extinguishment of debt	1,521	—	1,521	—
Selling profit from sales-type leases	—	(13,537)	—	(13,537)
Provision for impairment	48,738	—	—	—
Impact of straight-line rent	(4,585)	(7,911)	1,766	(2,529)
Other	123	259	69	477
Total Operating Assets NOI - Consolidated	133,837	159,340	35,895	54,284

Redevelopments
110 North Wacker	—	4	(11)	2
Total Operating Asset Redevelopments NOI	—	4	(11)	2

Dispositions
100 Fellowship Drive	(1,012)	(1,163)	38	(1,163)
Total Operating Asset Dispositions NOI	(1,012)	(1,163)	38	(1,163)

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	132,825	158,181	35,922	53,123

Company's Share NOI - Equity Investees	6,388	5,195	2,315	2,043
Distributions from Summerlin Hospital Investment	3,724	3,625	—	—
Total Operating Assets NOI	$142,937	$167,001	$38,237	$55,166

(a)	Segment EBT excludes corporate expenses and other items that are not allocable to the segments.

	Nine Months Ended September 30,		Three Months Ended September 30,
	(Unaudited)		(Unaudited)
thousands	2020	2019	2020	2019
Total Seaport District segment EBT (a)	$(88,238)	$(46,778)	$(27,646)	$(16,656)

Add back:
Depreciation and amortization	34,825	19,713	7,174	6,767
Interest expense, net	12,490	8,440	2,811	4,984
Equity in (earnings) losses from real estate and other affiliates	8,964	1,788	288	705
(Gain) loss on sale or disposal of real estate	—	6	—	—
(Gain) loss on extinguishment of debt	11,645	—	11,645	—
Impact of straight-line rent	2,360	1,658	1,027	412
Other (income) loss, net (b)	4,525	5,405	(1,398)	896
Total Seaport District NOI - Consolidated	(13,429)	(9,768)	(6,099)	(2,892)

Company's Share NOI - Equity Investees	(787)	(385)	(106)	(148)

Total Seaport District NOI	$(14,216)	$(10,153)	$(6,205)	$(3,040)

(a)	Segment EBT excludes corporate expenses and other items that are not allocable to the segments.

(b)
Includes miscellaneous development-related items as well as the loss related to the write-off of inventory due to the permanent closure of 10 Corso Como Retail and Café in the first quarter of 2020, and income related to inventory liquidation sales in the third quarter of 2020.